AGREEMENT

                                    between

                        TITAN TECHNOLOGIES INCORPORATED
              3206 Candelaria N.E., Albuquerque, New Mexico 87107
                      (hereinafter referred to as "Titan")

                                      and

                          UNITED STATES RECYCLING, LLC
                       P.O. Box 267145, Weston, FL 33326
                       (hereinafter referred to as "USR")

WITNESSETH:

        Whereas, TITAN is the owner of certain proprietary technologies (hereinafter collectively referred to as the "Technology") with respect to recycling of tires in order to recover marketable oil, steel and carbon therefrom in a manner which does not generate toxic wastes (but specifically excluding any applications of the Technology with respect to waste products other than tires); and

        Whereas, TITAN has previously authorized use of the Technology in tire recycling plants located in the Republic of Korea (South Korea) and Taiwan and, in connection therewith, has supervised construction and commissioning of such plants; and

        Whereas, USR believes it has preliminary financial arrangements in place for in construction and operation of a tire recycling plant in Bay City, Texas at a feed rate of 100-135 tons of tires per day, including satisfactory preliminary commitments for supply of tires at such rate;

        Whereas, USR has access to a site, building and infrastructure in Bay City, Texas for an initial plant using the Titan Technology at a rate of not less than 100 tons of shredded tires per day and has obtained preliminary commitments for approximately $15 million of funds which will be required to build a Titan tire recycling plant, including the cost of a production circuit required to convert the carbon black into activated carbon; and

        Whereas, TITAN and USR now desire to combine their respective fields of knowledge for the purpose of the commercializing the Technology in the State of Texas, as well as in Brazil and Austria;

        Now therefore, TITAN and USR agree as follows:

                                I. INITIAL PLANT

A. Concurrently with execution of this Agreement, Titan and USR have executed the License Agreement (the "License") attached hereto as Exhibit A (and by this reference made a part hereof) for construction and operation of a tire recycling plant in Bay City, Texas (the "Initial Plant"). The executed License has been executed in duplicate and placed in escrow concurrently herewith with the understanding and agreement that it will be delivered to Titan and USR as an operative contract at the time that funding is in place for construction and operation of the Initial Plant. Such financing must be completed and be in place on or before January 31, 2004 or the License shall be and become null and void.

B. Concurrently with execution of this Agreement, USR has paid Titan the sum of $10,000. On the twentieth day of each month following the execution of this Agreement, commencing with the month of March, 2003, USR shall pay Titan $10,000 until Titan has been paid a total of $60,000. The Licensing Fee of $1,000,000 and the balance of fees and royalties for the Initial Plant will be paid to Titan in accordance with the following schedule, as also set forth in the
License:

        (i) The $60,000 in payments as stated above shall be a credit against the total fee for the License of $1,000,000; and

        (ii) $190,000 shall be paid to Titan upon completion of financing for the Initial plant; and

        (iii)$175,000 shall be paid upon commencement of construction of the Initial Plant; and

        (iv) $175,000 shall be paid upon start-up and commissioning of the Initial Plant; and

        (v) $400,000, shall be paid to Titan in installments of $100,000 every six months upon the Initial Plant achieving "Positive Cash Flow" from operations as defined in Subsection I.C.(vi) below.

        (vi) Production royalties shall commence beginning the month in which net revenues received from sale of all products and all revenue generated by the Initial Plant exceed the Initial Plant's cash operating costs (including interest, but excluding general and administrative expenses and repayment of principal on any of USR's debt), also called hereinafter "Positive Cash Flow".

The production royalties shall be $4.00 per ton of tires fed into the plant for processing, payable quarterly by January 30, April 30, July 30, and October 30 for the preceding quarter for every month after the Initial Plant achieves Positive Cash Flow.

C. USR shall be responsible for completing detailed engineering for the Initial Plant (in consultation with Titan) based upon process flow diagrams previously furnished by Titan and preliminary work performed by Lockwood Greene.

D. Titan agrees to provide two Titan technical personnel to be under the direction of USR to provide such technical assistance as may be necessary or advisable for detailed engineering, construction, commissioning and operations of the Initial Plant, including the period following execution of this Agreement until project financing for the Initial Plant is completed and until the Initial Plant has become fully operational. The salaries and travel expenses of such technical personnel shall be paid for by USR on a current basis within 10 days after the end of any month during which they provide services for USR away from Titan's Albuquerque office. For purposes of this Agreement, the salaries payable by USR for said technical personnel shall be based upon an annual salary of $50,000 per person plus applicable payroll taxes and Titan shall notify USR what portion of said employee's monthly salary and what travel expenses were actually incurred working on the Initial Plant at USR's direction out of Albuquerque, based upon a 40 hour work week.

        Also, prior to execution of this Agreement Titan has provided to USR's attorney copies of U.S. Patents 5,871,619 and 5,714,043.

E. The License Agreement granted to USR, when delivered from escrow upon completion of financing for the Initial Plant, shall be exclusive as to the State of Texas and within the Countries of Austria and Brazil for the periods specified in Article II.C. below (collectively the Territory") if the Initial Plant is financed and construction commences as provided in Article I A above. The License shall also be deemed to grant USR the right to use the Technology for the purpose of generating electric power within the defined Territory through combustion of products produced using the Technology. Titan shall not grant licenses for the tire recycling Technology (including its use for generation of electric power) to third parties in the Territory if the conditions in Article I A above are satisfied, so long as the conditions of
Article II C below are met as well as Section 2.B. of the License Agreement.

                             II. SUBSEQUENT PLANTS

A. As more specifically set forth below, USR desires to acquire the right to license the Technology on a basis that will permit its use at subsequent plants at locations different from the Initial Plant. Titan is willing to grant such rights subject to the following:

     (i) The Initial Plant must be under construction on or before January 31, 2004 and shall have been placed in operation on or before October 31, 2004 (the "Completion Date), except USR shall have the right to extend the Completion Date, with a maximum extension until April 30, 2005, by paying Titan in advance the sum of $10,000.00 per month for each month of extension beyond October 2004.

     (ii)If the conditions set forth in Paragraph A.(i) above have been met, USR shall have the right to license the Technology for additional plants. The license fee for additional plants shall be $1,000,000 per plant, 25% of which shall be paid to Titan at the time the License is granted; 25% of which shall be paid at the time construction commences; 25% of which shall be paid at the time construction is completed; and 25% of which shall be paid when operation of the plant commences.

     (iii)Production royalties for each subsequent plant shall be paid in equal installments of $100,000 every six months commencing on the tenth day of the seventh month after each said subsequent plant has commenced operation and a like payment of $100,000.00 being due and payable on the tenth day of the month for each succeeding six month period thereafter, except that the production royalties for each subsequent plant for which the average daily feed rate of tires for that subsequent plant drops below 90 tons of tires per day for any six month period shall be $75,000.00, which $75,000.00 payment shall be payable on or before the tenth day of the seventh month after each six month period of operation after commencement of operation of the subsequent plant during which its average daily feed rate of tires drops below 90 tons of tires per day for said six month period. Each subsequent plant shall have its own form of Agreement which shall be the same as this Agreement as provided in Exhibit A except as to the defined Territory and the initial license fee and the production royalty which shall be as stated in this Article II.A.(iii).

B. The provisions of Articles I E. and F. above shall be applicable to construction of any subsequent plants under this Article II.

C. Titan shall not issue licenses for the Technology to third parties within the State of Texas and in Austria and Brazil if USR has completed construction and commenced operation of its first plant by October 31, 2004, including any extensions, the License shall be exclusive within the State of Texas and countries of Brazil and Austria for a period of five (5) years from the date of completion of said Initial Plant. Thereafter the term of the License shall be extended in the portion of the Territory in which a subsequent plant is completed for an additional period of five (5) years from the date of completion of said subsequent plant. The License will terminate as to any portion of the Territory in which a plant is not completed within any five (5) year period after commencement of this Agreement or completion of a subsequent plant within any five (5) year period thereafter. Provided, however; nothing contained herein shall be deemed to cause the termination of a License for any plant in operation within the Territory, which License shall be permanent as long as any plant is in operation and USR is complying with all its obligations with regard to said plant and this Agreement. In addition, if USR completes the construction of four
(4) plants within the State of Texas, it will secure a permanent license for Texas and Titan will not grant any further licenses for tire recycling plants in Texas to any other entity. Further, if USR has completed construction and commenced operation of its first plant by October 31, 2004, including any extensions, Titan shall not issue a license to a third party or parties within the continental United States unless it has first notified USR that Titan has received a serious offer (meaning a company that is ready, willing and able to finance a plant and has its financing in place) to purchase a license to build a plant and provided USR a period of forty-five (45) days to determine whether it wishes to purchase the license to build the specified plant. Notification to USR shall be considered delivered on the date it is sent by mail, facsimile or e-mail to the notice addresses provided herein. If USR elects to purchase the license to build the specified plant, it will pay Titan a non-refundable deposit of $250,000.00 in good funds within forty-five (45) days after the date notification is delivered to USR. Said deposit will constitute the first payment for a subsequent plant (i.e. 1/4 of the license fee for the plant) and the same terms for subsequent plants stated in this Section above will apply to the payment of the license fee, completion of the plant, and production royalties. The failure by USR to pay Titan a non-refundable deposit of $250,000.00 in good funds within forty-five (45) days after the date of notification by Titan Technologies shall constitute its election to not build the plant specified in the notice from Titan and Titan will thereafter be free to pursue an offer to build a plant in the specified location without any further notification to USR. If USR deposits the non-refundable deposit of $250,000.00 in good funds within forty-five (45) days after the date notification is delivered to USR, and later decides to not build the specified plant it may transfer its $250,000 deposit to another location, if it notifies Titan within ninety (90) days after the date of initial notification by Titan that it will not proceed with the construction of the plant. If USR elects to take the location and pays its $250,000 deposit, it will construct and commence the specified plant within one year from the date USR deposits its license deposit ($250,000). If USR fails to construct and commence the specified plant within one year from the date USR deposits its license deposit it will lose its deposit and the right to build in the specified location.

D. Titan has on-going discussions with third parties for construction of tire recycling plants using the Technology with respect to the States of Washington, California, Alabama, Oregon, Nevada, Idaho, Ohio, and South Carolina, as well the District of Columbia, the Republic of Mexico, and the Territory of Puerto Rico. Titan shall have the free and unfettered right to conclude licensing transactions for the Technology, as well as other area, states or countries so long as any such licenses do not impair the availability for supply of tires within the Territory covered by this Agreement. Provided, however, that any such agreements or licenses which may result from such agreements shall specifically recognize the rights of USR granted herein and shall not, by their terms, conflict with the rights granted herein to USR.

        In addition, at any time after the date six months following the date USR's first plant in Bay City, Texas, commences operations, Titan Technologies grants to USR the option to purchase a license for any of the states, territories and countries specified in this Section II.D. above for which Titan has not received a definitive offer to purchase a license from an entity that has its financing in place, by paying Titan a non-refundable deposit of $250,000.00 in good funds. If USR elects to take a location and pays its $250,000 deposit, it will construct and commence the specified plant within one year from the date USR deposits its license deposit ($250,000). If USR fails to construct and commence the specified plant within one year from the date USR deposits its license deposit it will lose its deposit and the right to build in the specified location.

E. Notwithstanding anything to the contrary contained herein, the provisions as to exclusivity contained in this Article II shall not be deemed to prevent Titan from negotiating or completing a merger, consolidation, reorganization or similar transaction with a third party which desires to purchase the tire recycling or other technologies owned or controlled by Titan.

F. Titan and USR mutually acknowledge and agree that it is not commercially practicable to predict the various elements and factors which will determine the ultimate success of the Initial Plant, and that Titan may be approached with other opportunities for construction and operation of additional plants, either within or outside the United States, with respect to its recycling technologies. Except for the initial Territory covered by the License, USR expressly recognizes that the ability of Titan to pursue other territories is extremely important to its corporate well being and acknowledges that Titan must be free and unencumbered to pursue other opportunities outside the initial Territory covered by the License. The parties also desire to avoid any disputes regarding the provisions of Article II above regarding subsequent plants and ensure that USR is compensated for being a "pioneer" for the first United States plant (the "Initial Plant"). In this regard, Titan will deliver to USR at closing (Article VI below), Warrants (the "Warrants," in the form attached hereto as Exhibit D and by this reference made a part hereof) to purchase up to 1,000,000 shares of Titan common stock at a price of $.30 per share (adjusted for customary dilution as provided in the form of Warrant) to ensure that USR has the opportunity to participate in the future success of Titan as a result of the success of the Initial Plant, subsequent plants or other plants constructed on the basis of license of the Titan technologies. USR agrees that such Warrants are its sole and exclusive remedy under this agreement in the event that the parties cannot or will not agree as to licensing agreements for subsequent plants as contemplated by Article II above.

                             III. GENERAL PROVISIONS

A. Titan represents that it owns patents with respect to the Technology and that it is not aware of any infringements or adverse claims with respect thereto.

B. Titan and USR shall use reasonable efforts to ensure that Titan's patent rights are protected and enforced within the Territory covered by the License. Titan shall retain exclusive ownership of the Technology, including the patents and patent rights. In addition, all proprietary rights to design, know-how, copyright or improvements or modifications to the process or processes shall remain or become the exclusive property of Titan, and USR agrees to execute such documents as may be required from time to time to assign and transfer to Titan such rights at no further costs or fees to Titan.

C. Titan shall exclusively be entitled to apply for and register any patents or patent improvements arising out of this Agreement or definitive Agreements hereafter, and USR shall sign all necessary applications or otherwise provide its approval with respect to any such applications or registrations. USR shall similarly assist Titan in protecting its patent rights or proprietary knowledge within the scope of the License and this Agreement.

D. Prior to execution of this Agreement, Titan and USR have executed a document entitled Confidentiality and Non-Circumvention Agreement, which is attached hereto as Exhibit C (and by this reference made a part hereof), which shall survive any termination of this Agreement.

                                IV. TERMINATION

This Agreement shall terminate upon the occurrence of following events:

     (i) Failure of USR to make the  payments  required by Article I (D)(ii) and
         (iii) above unless such failure is cured within thirty (30) business days following written notice from Titan that any such payment has not been received;

     (ii)Failure of USR to meet the conditions set forth in Article II.A(i) above, except that such termination shall not affect the License granted for the Initial Plant.

     (iii)By mutual agreement of the parties; or

     (iv)Except as hereinafter provided, in the event the Initial Plant is constructed and operated, this Agreement shall terminate upon the permanent cessation of operations of the Initial Plant and the winding up of all matters in connection with the cessation of operations. Provided however, in the event that subsequent plants are built and operated under this Agreement, this Agreement shall not terminate until the permanent cessation of operations of the last remaining of such subsequent plants.

                        V. ARBITRATION AND GOVERNING LAW

A. This Agreement is governed by the laws of the State of New Mexico. Any disputes concerning this Agreement shall be exclusively and finally settled by arbitration in accordance with the provisions of the Uniform Arbitration Act as in effect in the State of New Mexico with venue lying in Albuquerque, New Mexico. Provided, however, that nothing contained herein shall be deemed to restrict the right of Titan to seek other remedies in any jurisdiction of its choosing in the event that any such dispute relates to alleged violation of the Confidentiality and Non-Circumvention Agreement attached hereto as Exhibit C.

                                  VI. NOTICES

Notices hereunder shall be given in writing and addressed to the parties at the respective addresses set forth on the first page of this Agreement. Notices shall not be effective until receipt has been confirmed by the party sending the notice. Provided, however, that notices hereunder shall also be effective if personally delivered to an officer of the recipient or given by facsimile copier with receipt confirmed. For purposes of this Article, the facsimile copier number of Titan is (505) 881-7113 (Attention: Mr. Ron Wilder); the e-mail address for USR is elansass@yahoo.com (Attention: Mr. Elan Sassoon) and by mail to USR at P.O. Box 267145, Weston, Florida 33326. A copy of any notice from Titan to USR shall also be mailed to Mr. Richard McWilliams by U.S. Postal Service, postage prepaid at 1760 Brown Trail, Hurst, Texas 76054, with a copy sent to facsimile copier number (409)724-6585.

                                  VII. CLOSING

This transaction will be closed when the following documents have been executed by the parties and delivered (or, as appropriate, copies thereof) to Titan and USR and, with respect to the License, to the escrow agent.

A. License Agreement (Exhibit A) between Titan and USR;
B. Check to Titan in the amount of $10,000;
C. Confidentiality and Non-Circumvention Agreement between Titan and USR (Exhibit C);
D. Warrant to USR to purchase Titan common stock (Exhibit D); and
E. Corporate resolutions of Titan and USR authorizing completion of this transaction.

        In Witness Whereof, the parties have executed this Agreement this 20th day of February, 2003.


Titan Technologies Incorporated

By: Ronald L. Wilder
    ----------------
Title: President


United States Recycling, LLC

By: Richard L. McWilliams
    ---------------------
Title: President

United States Recycling, LLC

By: Elan Sassoon
    ------------
Title: CEO